UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2024

RYAN SPECIALTY HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40645	86-2526344
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

155 North Wacker Drive, Suite 4000
Chicago, Illinois		60606
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 312 784-6001

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value	RYAN	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to the Credit Agreement

On September 13, 2024 (the “Closing Date”), an indirect subsidiary of Ryan Specialty Holdings, Inc. (the “Company”), Ryan Specialty, LLC (“Ryan Specialty”), entered into a Seventh Amendment to Credit Agreement (the “Seventh Amendment”) among Ryan Specialty, JPMorgan Chase Bank, N.A. (“JPM”), as administrative agent, and the other lenders party thereto. The Seventh Amendment further amends that certain Credit Agreement (as previously amended, restated, amended and restated or otherwise supplemented, the “Credit Agreement”), dated as of September 1, 2020, among Ryan Specialty, JPM and the other lenders party thereto from time to time. The Seventh Amendment (i) refinances the existing term loan in the aggregate principal amount of $1,588.1 million outstanding as of June 30, 2024 and (ii) increases the size of the term loan facility by $111.875 million (the “Incremental Term Loan”). The proceeds of the Incremental Term Loan are being applied to reduce the outstanding borrowings under the Company’s revolving credit facility (the “Revolving Credit Facility”), which borrowings were used, together with cash on hand, to fund the acquisition of US Assure Insurance Services of Florida, Inc., which was consummated on August 30, 2024 for approximately $1.075 billion.

Interest Rate

As of the Closing Date, the term loan (the “Term Loan”) bears interest at a rate of SOFR plus 2.25%, an improvement of 50 basis points from the existing term loan facility. The Term Loan requires a 1% repayment per annum, in quarterly installments.

Voluntary and Mandatory Prepayments

The Credit Agreement contains prepayment provisions that allow Ryan Specialty, at its option, to prepay all or a portion of the principal amount of borrowing outstanding at any time without premium or penalty, other than customary “breakage” costs; provided that a prepayment of the initial Term Loan prior to March 13, 2025 in connection with a repricing event requires a premium of 1% on the amounts so prepaid.

As of the Closing Date, the Credit Agreement requires Ryan Specialty to repay borrowings under the Term Loan with (A) 100% of the net cash proceeds of (i) any incurrence of debt not permitted under the Credit Agreement and (ii) asset sales or insurance proceeds with an aggregate fair market value greater than the greater of $114.81 million and 15% of TTM Consolidated EBITDA in any fiscal year, subject to first lien net leverage ratio step downs more specifically set forth in the Credit Agreement and (B) 50% of excess cash flow on an annual basis, subject to first lien net leverage ratio step downs more specifically set forth in the Credit Agreement.

Maturity

The Revolving Credit Facility matures on July 30, 2029. The Term Loan now matures on September 13, 2031.

Guarantees and Security

Borrowings under the Credit Agreement are unconditionally guaranteed by certain of Ryan Specialty’s subsidiaries, subject to certain exceptions. Borrowings under the Credit Agreement will not be guaranteed by the Company. Borrowings under the Credit Agreement are secured by a first-priority lien and security interest in substantially all of the assets, subject to certain exceptions, of existing and future material domestic subsidiaries.

Certain Covenants

The Credit Agreement contains a number of covenants that, subject to certain exceptions, restrict the ability of Ryan Specialty and its restricted subsidiaries to, among other things: incur additional, or prepay certain existing, indebtedness; pay dividends or distributions; sell or dispose of assets; make certain fundamental changes, including consolidating or merging; make investments, loans, advances and acquisitions; make changes in the nature of the business; create liens; and engage in transactions with affiliates.

Financial Covenant

Solely with respect to the Revolving Credit Facility, the Credit Agreement requires that, as of the end of any fiscal quarter when the Revolving Credit Facility is more than 35% drawn, Ryan Specialty’s consolidated first lien net leverage ratio shall not be greater than 7.25 to 1.00. To the extent such financial covenant is breached, the Term Loan is only defaulted if the Revolving Credit Facility is accelerated and commitments thereunder are terminated.

Events of Default and Other Information

The Credit Agreement contains certain events of default, including, without limitation, nonpayment of principal, interest or other obligations, violation of the covenants or default of certain agreements, insolvency, court-ordered judgments (cross-defaults) and change in control.

Certain of the lenders, as well as certain of their respective affiliates, have performed and may in the future perform for the Company and its subsidiaries, various commercial banking, investment banking, lending, underwriting, trust services, financial advisory and other financial services, for which they have received and may in the future receive customary fees and expenses.

The description of the Seventh Amendment contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Seventh Amendment, a copy of which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Issuance of 5.875% Secured Notes due 2032

On September 19, 2024, Ryan Specialty completed the previously announced private offering of $600,000,000 in aggregate principal amount of 5.875% Senior Secured Notes due 2032 (the “Notes”) in a private placement to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States pursuant to Regulation S under the Securities Act.

The Notes are jointly and severally, unconditionally guaranteed on a senior secured basis by each of Ryan Specialty’s existing and future wholly owned subsidiaries that guarantee its obligations under the Credit Agreement. The Notes are not guaranteed by the Company. Subject to certain exceptions, the Notes are secured on a first-lien basis by substantially all of the assets that secure Ryan Specialty’s existing 4.375% senior secured notes due 2030 (the “Existing Notes”), the Term Loan and the Revolving Credit Facility.

The net proceeds from the offering of the Notes will be used to repay a portion of the outstanding borrowings under the Revolving Credit Facility.

The Notes were issued at an issue price of 100% of their principal amount pursuant to an indenture, dated as of September 19, 2024 (the “Indenture”), by and among Ryan Specialty, the guarantors party thereto (the “Guarantors”), and U.S. Bank Trust Company, National Association, as trustee and as notes collateral agent. Ryan Specialty may offer and sell, from time to time after the original issue date of the Notes, in one or more offerings, additional Notes, subject to the covenants in the Indenture relating to the incurrence of additional indebtedness and liens. The Notes and any additional notes that are issued will be treated as a single class of debt securities for all purposes under the Indenture.

Interest and Maturity

The Notes mature on August 1, 2032, unless earlier repurchased or redeemed, and bear interest at a rate of 5.875% per annum. Interest is payable semi-annually on August 1 and February 1 of each year, beginning on February 1, 2025, to holders of record on the immediately preceding July 15 and January 15, respectively. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Guarantees, Security and Ranking

The Notes are, jointly and severally, unconditionally guaranteed on a senior secured basis by each of Ryan Specialty’s existing and future wholly owned domestic subsidiaries that guarantee Ryan Specialty’s obligations under the Credit Agreement. The Notes are not guaranteed by the Company. Subject to certain exceptions and permitted liens, the Notes and the related guarantees are secured on a first-lien basis by substantially all of the assets that secure Ryan Specialty’s Existing Notes, the Term Loan and the Revolving Credit Facility.

The Notes rank pari passu in right of payment with all of Ryan Specialty’s existing and future borrowings under the Existing Notes, the Term Loan and the Revolving Credit Facility. The Notes are effectively senior in right of payment with all of Ryan Specialty’s existing and future unsecured senior indebtedness, to the extent of the value of the collateral, and junior lien indebtedness, of Ryan Specialty and the Guarantors. The Notes rank equally in right of payment with all of Ryan Specialty’s and the Guarantors’ existing and future senior secured indebtedness and senior in right of payment to any future indebtedness that is expressly subordinated in right of payment to the Notes.

Optional Redemption

Ryan Specialty may redeem the Notes, in whole or in part, at any time prior to August 1, 2027, at a redemption price equal to 100% of the principal amount of the Notes plus the make-whole premium (as set forth in the Indenture) and accrued and unpaid interest, if any, to, but excluding, the redemption date. Ryan Specialty may redeem the Notes, in whole or in part, on or after August 1, 2027, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest, if any, to, but excluding, the applicable redemption date, if redeemed during the 12-month period beginning on August 1 of the following years: 2027 - 102.938%; 2028 - 101.469%; and 2029 and thereafter - 100.000%. At any time and from time to time prior to August 1, 2027, Ryan Specialty may redeem up to 40% of the aggregate principal amount of the Notes at a redemption price equal to 105.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, with the net cash proceeds received from one or more equity offerings.

If Ryan Specialty experiences certain change of control events, it is required to make an offer to purchase all of the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the date of repurchase.

Restrictive Covenants

The Indenture contains covenants that limit Ryan Specialty’s ability and the ability of Ryan Specialty’s restricted subsidiaries to, among other things: (i) incur additional debt; (ii) incur liens on assets; (iii) enter into certain transactions with affiliates; (iv) merge, consolidate or sell all or substantially all of its assets; (v) sell certain assets, including capital stock of its subsidiaries; and (vi) allow to exist certain restrictions on the ability of restricted subsidiaries to pay dividends or make other payments to Ryan Specialty. These covenants are subject to important exceptions and qualifications set forth in the Indenture.

If the Notes are assigned an investment grade rating of “BBB-” or higher from Fitch Ratings, Inc. or Standard & Poor’s Investors Ratings Services, or a rating of “Baa3” or higher from Moody’s Investors Service, Inc., and no default has occurred and is continuing, certain of these covenants will be suspended with respect to such Notes.

Events of Default and Other Information

The Indenture provides for customary events of default including (subject in certain cases to customary grace and cure periods), among others: nonpayment of principal or interest; breach of other agreements in the Indenture; any guarantee ceasing to be in full force and effect; a default by Ryan Specialty or a restricted subsidiary under any bonds, debentures, notes or other evidences of indebtedness of a certain amount, resulting in its acceleration; the rendering of judgments to pay certain amounts of money against Ryan Specialty and its significant subsidiaries; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is not cured within the time periods specified, the trustee, or the holders of at least 30% in aggregate principal amount of the then outstanding Notes, may declare all of the Notes to be due and payable immediately.

The Notes and the related guarantees have not been, and will not be, registered under the Securities Act or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

The description of the Indenture and the Notes contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Indenture and the Notes, copies of which are filed as Exhibits 4.1 and 4.2 hereto, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

4.1	Indenture, dated as of September 19, 2024, by and among Ryan Specialty, LLC, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and as notes collateral agent.
4.2	Form of 5.875% Senior Secured Notes due 2032 (incorporated by reference to Exhibit A to Exhibit 4.1 filed herewith).
10.1	Seventh Amendment to Credit Agreement, dated September 13, 2024, by and among Ryan Specialty, LLC, JPMorgan Chase Bank, N.A. and the other lenders party thereto.
104	Cover Page Interactive Data File (cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RYAN SPECIALTY HOLDINGS, INC.

Date:	September 19, 2024	By:	/s/ Mark S. Katz
Name: Mark S. Katz Title: Executive Vice President, General Counsel and Corporate Secretary